EXHIBIT 99
                  CHAPTER 11 PLAN OF INTELOGIC TRACE, INC.

                      UNITED STATES BANKRUPTCY COURT

                         WESTERN DISTRICT OF TEXAS

                           SAN ANTONIO DIVISION

IN RE:                                      CHAPTER 11 CASE NO. 94-52172C

INTELOGIC TRACE, INC.,

            DEBTOR.

                  MODIFIED FIRST AMENDED CHAPTER 11 PLAN

                         OF INTELOGIC TRACE, INC.

                                                           October 12, 1994
                                                         San Antonio, Texas

COX & SMITH INCORPORATED

Deborah D. Williamson
112 East Pecan Street, Suite 1800
San Antonio, Texas  78205
(210) 554-5500

ATTORNEYS FOR DEBTOR

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
                             TABLE OF CONTENTS

ARTICLE I   Definitions and Interpretation...........................  2

ARTICLE II  Provisions For Payment of Administrative
            and Priority Tax Claims.................................. 10

       2.1  Administrative Claims.................................... 10
       2.2  Priority Tax Claims...................................... 11

ARTICLE III Classifications of Claims................................ 12

       3.1  Class 1.................................................. 12
       3.2  Class 2.................................................. 12
       3.3  Class 3.................................................. 12
       3.4  Class 4.................................................. 12
       3.5  Class 5.................................................. 12
       3.6  Class 6.................................................. 12
       3.7  Class 7.................................................. 12
       3.8  Class 8.................................................. 12

ARTICLE IV  Identification of Impaired Classes of Claims and Equity
            Interests................................................ 12

       4.1  Unimpaired Classes of Claims............................. 12
       4.2  Impaired Classes of Claims and Equity Interests.......... 12
       4.3  Impairment Controversies................................. 12

ARTICLE V   Provisions for Treatment of Classified Claims and
             Interests .............................................. 13

       5.1  Class 1 - Priority Non-Tax Claims........................ 13
       5.2  Class 2 - Working Capital Facility....................... 13
       5.3  Class 3- Completion Bond Claims.......................... 13
       5.4  Class 4 - Convenience Claims............................. 13
       5.5  Class 5 - PBGC Claim..................................... 14
       5.6  Class 6 - Other Unsecured Claims......................... 14
       5.7  Class 7 - Old Preferred Stock............................ 14
       5.8  Class 8 - Old Common Stock............................... 14

ARTICLE VI  Acceptance or Rejection of Plan and Elections on Ballots. 14

       6.1  Classes Entitled to Vote................................. 14
       6.2  Class Acceptance Requirement............................. 15
       6.3  Unsecured Claim Reduction Election....................... 15

ARTICLE VII Means for Implementation of Plan of Reorganization....... 15

       7.1  Cash Payments on the Effective Date...................... 15
       7.2  Contested Claim Reserve.................................. 15
       7.3  New Preferred Stock...................................... 15
       7.4  New Common Stock......................................... 16
       7.5  Restated Charter......................................... 16
       7.6  Board of Directors....................................... 17
       7.7  Record Date for Holders of Note Claims................... 17
       7.8  Cancellation of Note Claims.............................. 17
       7.9  Surrender of Instruments Representing Note Claims........ 17
       7.10 Distribution of New Preferred Stock and New Common Stock. 18
       7.11 Means of Cash Payment.................................... 18
       7.12 Delivery of Distributions................................ 18
       7.13 Distributions from Contested Claim Reserve............... 19
       7.14 Allocation of Distributions.............................. 19
       7.15 Time Bar to Cash Payments................................ 19
       7.16 Vesting of Assets........................................ 20
       7.17 Effectuating Documents................................... 20
       7.18 Avoidance Actions........................................ 20
       7.19 Allowance of Note Claims................................. 20
       7.20 Indemnity Insurance...................................... 20

ARTICLE VIII Conditions to Consummation of Plan ..................... 21

       8.1  Release of Datapoint Option.............................. 21
       8.2  Exit Financing........................................... 21
       8.3  Resales of New Preferred Stock and New Common Stock...... 22

ARTICLE IX  Treatment of Executory Contracts and Unexpired Leases.... 22

       9.1  Rejected if not Assumed.................................. 22
       9.2  Bar to Rejection Damages................................. 22
       9.3  Employee Agreements...................................... 22
       9.4  Assumption of Specified Contracts........................ 23
       9.5  Claims Relating to Directors............................. 23

ARTICLE X   Procedures for Resolving and Treating Contested Claims... 24

       10.1 Objection Deadline....................................... 24
       10.2 Prosecution of Objections................................ 24
       10.3 No Distributions Pending Allowance....................... 24
       10.4 Time for Filing Administrative Claims.................... 24
       10.5 Time for Filing Reimbursement Claims..................... 24

ARTICLE XI  Creditor's Committee and Counsel......................... 24

       11.1 Dissolution of the Creditors' Committee.................. 24

ARTICLE XII Miscellaneous Provisions................................. 25

       12.1 Compliance with Tax Requirements......................... 25
       12.2 Compliance with All Applicable Laws...................... 25
       12.3 Setoffs.................................................. 25
       12.4 Maintenance of Causes of Action.......................... 25
       12.5 Request for Cramdown under Section 1129(b) of the

Bankruptcy Code...................................................... 25

ARTICLE XIII Consummation of Plan ................................... 26

       13.1 Retention of Jurisdiction................................ 26
       13.2 Modification of Plan..................................... 27

                                 EXHIBITS

Exhibit A   List of Completion Bond Claims

Exhibit B   Option Release Agreement

Exhibit C   Registration Rights Agreement

Exhibit D   Restated Charter

Exhibit E   Modified Employee Agreement with Mark S. Helwege

Exhibit F   Modified Employee Agreement with Philip D. Freeman

                  MODIFIED FIRST AMENDED CHAPTER 11 PLAN
                         OF INTELOGIC TRACE, INC.

      Intelogic Trace, Inc. (the "Debtor"), proposes the following plan of reorganization.

                                 ARTICLE I

                     DEFINITIONS AND INTERPRETATION

       1.1 "ADMINISTRATIVE CLAIM" shall mean a Claim or portion of a Claim that is a cost or expense of administration of the Chapter 11 Case allowed under section 503(b) or 507(b) of the Bankruptcy Code that is entitled to priority under section 507(a)(1) of the Bankruptcy Code, including, without limitation, (a) any actual and necessary costs and expenses of preserving the estate of the Debtor, (b) any actual and necessary costs and expenses of operating the business of the Debtor, (c) any indebtedness or obligations incurred or assumed by the Debtor in connection with the conduct of its business or for the acquisition or lease of property or the rendition of services, (d) any allowances of compensation and reimbursement of expenses to the extent allowed by Final Order under section 330 of the Bankruptcy Code, whether arising before or after the Effective Date, (e) any fees or charges assessed against the estate of the Debtor under section 1930, chapter 123, title 28, United States Code, and (f) the Fidelity and First Boston Expenses.

       1.2 "ALLOWED," when used with respect to a Claim, shall mean (a) a claim against the Debtor, proof of which was filed on or before the date designated by the Bankruptcy Court as the last date for filing that category of proof of Claim, as to which no Objection has been interposed; or (b) if no proof of Claim was filed, a Claim that has been or hereafter is listed by the Debtor as liquidated in amount and not disputed or contingent, as to which no Objection has been interposed; or (c) a Claim as to which any Objection has been interposed, to the extent the Objection has been upheld by Final Order of the Bankruptcy Court.

       1.3 "ASSUMED CONTRACTS" shall mean all contacts of the Debtor in the following categories:

       (i) Service Agreements with end users, major equipment manufacturers, and value added resellers;

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       (ii)  Authorized Service Provider Agreements with manufacturers;

       (iii) Maintenance Spare Parts Agreements;

       (iv)  Subcontracting Arrangements with manufacturers;

       (v) Solicitation and Commission Agreements with independent sales organizations, dealers, and distributors; and

       (vi) "Service Orders", which includes master maintenance agreements and maintenance reseller agreements, but only for the labor portion of such arrangements.

        1.4 "AVOIDANCE ACTION" shall mean a cause of action assertable by the Debtor or its successors pursuant to sections 542, 543, 544, 545, 547, 548, 549, 550, or 553 of the Bankruptcy Code.

        1.5 "BANKRUPTCY CODE" shall mean title I of the Bankruptcy Reform Act of 1978, as amended, and codified at title 11 of the United States Code, as applicable to the Chapter 11 Case and as in effect as of the date hereof or as hereafter amended.

        1.6 "BANKRUPTCY COURT" shall mean the Bankruptcy Court unit of the United States District Court for the Western District of Texas, San Antonio Division, or such other court having jurisdiction over all or any part of the Chapter 11 Case.

        1.7 "BANKRUPTCY RULES" shall mean the Federal Rules of Bankruptcy Procedure, as promulgated by the United States Supreme Court pursuant to 28 U.S.C. Section 2075 and, to the extent not inconsistent therewith, the local rules of the Bankruptcy Court, as amended from time to time.

        1.8 "BUSINESS DAY" shall mean any day other than a Saturday, a Sunday, or a day on which commercial banks in the City of New York, State of New York, are required or authorized to close.

        1.9 "CASH" shall mean and include U.S. currency on hand, U.S. currency on deposit in any bank account, and cash equivalents including, but not limited, to any check or other similar negotiable instrument denominated in U.S. currency, shares in any money market or similar fund that are actively traded on any established securities market located within the United States, commercial paper having a maturity of 90 days or less and denominated in U.S.

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currency, and any obligation of the United States of America (or any agency or instrumentality thereof) denominated in U.S. currency.

        1.10 "CHAPTER 11 CASE" shall mean the case commenced by the Debtor under the Bankruptcy Code by a voluntary chapter 11 petition filed on the Petition Date.

        1.11 "CLAIM" shall mean any right to payment from the Debtor, whether or not the right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, contested, uncontested, legal, equitable, secured, or unsecured; or any right to an equitable remedy for breach of performance if the breach gives rise to a right of payment from the Debtor, whether or not the right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, contested, uncontested, secured, or unsecured.

        1.12 "CLASS" shall mean a category or group of holders of Claims or Equity Interests as designated pursuant to Article III of this Plan.

        1.13 "COMPLETION BOND CLAIMS" shall mean the Claims of vendors or other parties to contracts with the Debtor under which the Debtor has posted a bond securing the completion of its obligations, as set forth on Exhibit "A" to this Plan.

        1.14 "CONFIRMATION DATE" shall mean the date of entry of the Confirmation Order.

        1.15 "CONFIRMATION ORDER" shall mean the order of the Bankruptcy Court confirming this Plan.

        1.16 "CONTESTED CLAIM" shall mean a Claim against the Debtor, as to which an Objection to all or any part of the Claim has been interposed.

        1.17 "CONTESTED CLAIM AMOUNT," with respect to any Contested Claim, shall mean the asserted amount of a Claim that was filed on or before the date designated by the Bankruptcy Court as the last date for filing that category of proof of Claim, which is a Contested Claim, and which has not been Allowed or Disallowed before the Effective Date.

        1.18 "CONTESTED CLAIM RESERVE" shall mean the account maintained by the Reorganized Debtor for the benefit of holders of Contested Claims, containing Cash, New Preferred Stock, or New Common Stock, as appropriate,

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in amounts necessary to reserve for the distributions allocable to the
Contested Claims until they are Allowed or Disallowed.

        1.19 "CONVENIENCE CLAIM" shall mean an Allowed Unsecured Claim (other than Note Claims) of $5,000 or less; PROVIDED, HOWEVER, that all Allowed Unsecured Claims of one holder (other than Note Claims held by that holder) shall be aggregated for determining this limit.

        1.20 "CREDITOR" shall mean the holder of a Claim.

        1.21 "CREDITORS' COMMITTEE" shall mean the Official Unsecured Creditors' Committee, if any, appointed in the Chapter 11 Case pursuant to section 1102 of the Bankruptcy Code, as reconstituted from time to time pursuant to order of the Bankruptcy Court or determination of the United States Trustee for the Western District of Texas.

        1.22 "DATAPOINT" shall mean Datapoint Corporation, a Delaware corporation.

        1.23 "DATAPOINT COMMON STOCK" shall mean the 2,700,000 shares of the common stock of Datapoint, $0.25 per share, held in trust for the benefit of the Debtor.

        1.24 "DATAPOINT OPTION" shall mean the option granted by the Datapoint Option Agreement.

        1.25 "DATAPOINT OPTION AGREEMENT" shall mean that certain Option Agreement dated November 9, 1990, between the Debtor and Datapoint.

        1.26 "DEBTOR" shall mean Intelogic Trace, Inc., a New York corporation.

        1.27 "DEBTOR IN POSSESSION" shall mean the Debtor in its capacity as debtor-in-possession under section 1101(1) of the Bankruptcy Code.

        1.28 "DEFICIENCY AMOUNT" shall mean the amount by which the total amount of a Secured Claim exceeds the value of the collateral securing the Claim as of the date the determination is made.

        1.29 "DISALLOWED," when used with respect to all or any part of a Claim, shall mean the status of that portion of a Claim that is Contested, upon entry of a Final Order by the Bankruptcy Court upholding the Objection.

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        1.30 "DISCLOSURE STATEMENT" shall mean the Disclosure Statement filed under Bankruptcy Code section 1125 in support of this Plan.

        1.31 "DISTRIBUTION DATE" when used with respect to each Claim, shall mean the later of the Effective Date, or the date upon which the Claim becomes an Allowed Claim.

        1.32 "EFFECTIVE DATE" shall mean the later of (a) the first Business Day on which no stay of the Confirmation Order is in effect and that is ten (10) days (as calculated in accordance with Bankruptcy Rule 9006(a)) after the Confirmation Date and (b) the date on which each of the conditions precedent set forth in Article VIII of this Plan have been either satisfied or waived in writing by the holders of a majority in amount of the Note Claims.

        1.33 "EMPLOYEE AGREEMENT" shall mean an employment contract between the Debtor and any of its employees as of either the Petition Date or the Effective Date.

        1.34 "EXIT FINANCING PROVIDER" shall mean the entity that enters into an agreement with the Debtor to provide a loan facility pursuant to
Section 8.2 of this Plan.

        1.35 "FINAL ORDER" shall mean an order or judgment of the Bankruptcy Court or any other court or adjudicative body, as to which the time to appeal or seek rehearing or petition for certiorari shall have expired or which order or judgment shall no longer be subject to appeal, rehearing or certiorari proceeding and with respect to which no appeal, motion for rehearing or certiorari proceeding or stay shall then be pending.

        1.36 "FIDELITY" shall mean Fidelity Capital & Income Fund, a Massachusetts business trust.

        1.37 "FIRST BOSTON" shall mean CS First Boston Asset
Management Company.

        1.38 "FIDELITY AND FIRST BOSTON EXPENSES" shall mean the fees or expenses of Fidelity and First Boston (including fees and expenses of professionals rendering services on their behalf) incurred in connection with the negotiation, documentation, implementation, and consummation of the transactions contemplated by this Plan in such amounts as determined and awarded by Final Order of the Bankruptcy Court, to the extent not satisfied by the Debtor as of the Effective Date by a payment not subject to reversal, modification, or avoidance for any reason.

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        1.39 "FOOTHILL" shall mean Foothill Capital Corporation, a
California corporation.

        1.40 "INDEMNIFICATION CLAIMS" shall mean the Claims of the Debtor's present and former directors and officers arising out of the Debtor's Indemnification Obligations.

        1.41 "INDEMNIFICATION OBLIGATIONS" shall mean the obligations of the Debtor to indemnify its present and former directors and officers pursuant to any provisions of the Debtor's charter, its by-laws, and/or applicable state law to the extent such obligations are Allowed Claims.

        1.42 "INDEMNIFICATION POLICIES" shall mean the insurance policy or policies obtained by the Debtor to cover its Indemnification Obligations.

        1.43 "INDENTURE" shall mean that certain Indenture dated July 15, 1986, between the Debtor and Manufacturers Hanover Trust Company, as trustee, governing the Debtor's 11.99% Subordinated Debentures due July 15, 1996.

        1.44 "INDENTURE TRUSTEE" shall mean Chemical Banking Corporation, as successor by merger to Manufacturers Hanover Trust Company, the trustee under the Indenture.

        1.45 "IT CANADA" shall mean IT Canada Inc., a Canadian corporation, all of whose 1,000 issued and outstanding shares of common stock, zero par value per share, and 1,785 issued and outstanding shares of preferred stock, zero par value per share, are owned by the Debtor.

        1.46 "LIEN" shall mean any lien, charge, encumbrance, or interest in or against property to secure payment of a debt or enforcement of an obligation.

        1.47 "NEW PREFERRED STOCK" shall mean the shares of 10% Preferred Stock, with a liquidation preference per share equal to $15 plus accrued dividends, to be issued by the Reorganized Debtor on the Effective Date, having the rights, powers, privileges, and preferences more fully set forth in the Restated Charter.

        1.48 "NEW COMMON STOCK" shall mean the additional shares of common stock, $0.01 par value per share, issued by the Reorganized Debtor on the Effective Date.

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        1.49 "NOTE CLAIM" shall mean an Unsecured Claim arising out of the
Indenture, including any accrued but unpaid interest owing thereunder.

        1.50 "OLD COMMON STOCK" shall mean the shares of common stock, $0.01 par value per share, issued by the Debtor and outstanding prior to the Effective Date.

        1.51 "OLD PREFERRED STOCK" shall mean the $10 Redeemable Preferred Stock issued by the Debtor, all of which is owned by Datapoint.

        1.52 "OBJECTION" shall mean an objection to the allowance of a Claim interposed within the applicable period of limitation fixed by this Plan, the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court.

        1.53 "OPTION RELEASE AGREEMENT" shall mean the Option Release Agreement between the Debtor and Datapoint in substantially the form attached to this Plan as Exhibit "B", which shall effectuate the provisions of Section 8.1 of this Plan.

        1.54 "PERSON" shall mean an individual, corporation, partnership, joint venture, trust, estate, unincorporated association, unincorporated organization, governmental entity or unit or political subdivision thereof, or any other entity.

        1.55 "PBGC" shall mean the Pension Benefit Guaranty
Corporation.

        1.56 "PBGC CLAIM " shall mean the Claim of the PBGC against the Debtor.

        1.57 "PETITION DATE" shall mean August 5, 1994.

        1.58 "PLAN" shall mean this chapter 11 plan for the Debtor, as it may be modified from time to time, and all exhibits and schedules thereto.

        1.59 "PLAN BALLOT DEADLINE" shall mean the date fixed by the Bankruptcy Court by which the ballot that accompanies this Plan as validly executed by the holder of an Allowed Claim must be received by the Debtor or its solicitation agent, which date is set forth in the Disclosure Statement.

        1.60 "PLAN DOCUMENTS" shall mean Exhibits "A" through "G" to this Plan, which Exhibits will be filed in the Bankruptcy Court not later than the conclusion of the hearing on confirmation of this Plan, unless specifically provided otherwise in this Plan.

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        1.61 "PRIORITY NON-TAX CLAIM" shall mean a Claim entitled to priority pursuant to section 507(a)(3), 507(a)(4), or 507(a)(6) of the Bankruptcy Code.

        1.62 "PRIORITY TAX CLAIM" shall mean a Claim entitled to priority pursuant to section 507(a)(7) of the Bankruptcy Code.

        1.63 "PRO RATA" shall mean the proportion that the amount of a Claim in a particular Class bears to the aggregate amount of all Claims in the Class.

        1.64 "REGISTRATION RIGHTS AGREEMENT" shall mean the agreement in substantially the form attached to this Plan as Exhibit "C".

        1.65 "RELEASE" shall mean the release of Claims against officers and directors of the Debtor required to be executed and returned by holders of shares of Old Common Stock to avoid cancellation of such shares, as described in Section 7.4 of this Plan.

        1.66 "REORGANIZED DEBTOR" shall mean the Debtor from and after the Effective Date.

        1.67 "RESTATED CHARTER" shall mean the amended and restated certificate of incorporation of the Reorganized Debtor in substantially the form attached as Exhibit "D" to this Plan, which shall be in form and substance satisfactory to the holders of a majority in amount of the Note Claims.

        1.68 "SECURED CLAIM" shall mean any Claim secured by a valid, perfected, and enforceable Lien on or against property of a Debtor, but only to the extent of the value of the collateral securing the Claim.

        1.69 "SHAREHOLDER DERIVATIVE ACTION" shall mean any action brought by shareholders of the Debtor against the Debtor and its Board of Directors demanding that the Debtor seek damages from its Board of Directors.

        1.70 "SHELF REGISTRATION STATEMENT" shall mean a registration statement relating to resales of the New Common Stock and the New Preferred Stock filed by the Debtor with the Securities and Exchange Commission under Rule 415 promulgated under the Securities Act of 1933.

        1.71 "SUBORDINATED CLAIM" shall mean a Claim for damages arising from the purchase or sale of a security that would have been included in Class 6, whether such security is currently or formerly held by the holder of such Claim.

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        1.72 "TAX CODE" shall mean the Internal Revenue Code of 1986, as amended, or corresponding provisions of any subsequent federal revenue act.

        1.73 "TAX RETURN" shall mean any consolidated federal income tax return filed by the Debtor or the Reorganized Debtor.

        1.74 "TRANSFER AGENT" shall mean the person designated by the Debtor to distribute New Preferred Stock and New Common Stock under this Plan and to keep the registry of the holders thereof from and after the Effective Date.

        1.75 "UNSECURED CLAIM" shall mean a Claim, other than an Administrative Claim, a Priority Tax Claim, a Priority Non-Tax Claim, a Secured Claim, or a Convenience Claim, including any Unsecured Claim awarded to the PBGC in settlement or satisfaction of all or any part of the PBGC Claim.

        1.76 "WORKING CAPITAL FACILITY" shall mean the General Loan and Security Agreement entered into as of June 20, 1991, between Foothill and the Debtor.

        1.77 INTERPRETATION. Unless otherwise specified, all section, article, and exhibit references in this Plan are to the respective section in, article of, or exhibit to, this Plan, as the same may be amended, waived, or modified from time to time. The exhibits annexed to this Plan and each of the Plan Documents is incorporated into and is a part of this Plan as if fully set forth in this Plan. The headings in this Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof. Words denoting the singular number shall include the plural number and vice versa, and words denoting one gender shall include the other gender.

                                ARTICLE II

                          PROVISIONS FOR PAYMENT
                 OF ADMINISTRATIVE AND PRIORITY TAX CLAIMS

        2.1    ADMINISTRATIVE CLAIMS.

               (a) Except as set forth in subsection (b) below, each Administrative Claim shall be paid in full in Cash on the Effective Date; PROVIDED, HOWEVER, that Allowed Administrative Claims representing obligations incurred in the ordinary course of business or otherwise assumed by the Debtor pursuant to this Plan shall be paid or performed by the Debtor in accordance with the terms

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and conditions of each agreement relating thereto and consistent with past practice. The Debtor consents to the compensation and reimbursement of the Fidelity and First Boston Expenses and acknowledges that Fidelity and First Boston have made and will continue to make a "substantial contribution" to the Chapter 11 Case as that term is used in section 503(b) of the Bankruptcy Code. The Indenture Trustee shall receive no payment of fees or expenses accrued under the Trust Indenture through the Effective Date except as specifically authorized by the Bankruptcy Court upon proper application. All professional fees and expenses of the Indenture Trustee, whether sought pursuant to Section 2.1(b) of the Plan or pursuant to the Trust Indenture, shall be subject to a determination of reasonableness by the Bankruptcy Court in accordance with 11 U.S.C. Section 1129(a)(4). The Debtor, the Reorganized Debtor, or any party in interest shall have the right to object to any such request filed by the Indenture Trustee.

               (b) COMPENSATION AND REIMBURSEMENT. All holders of Administrative Claims that are awarded compensation or reimbursement of expenses by the Bankruptcy Court under sections 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy Code shall be paid in Cash in full in such amounts as are allowed by the Bankruptcy Court, (a) upon the later of (i) the Effective Date and (ii) the date upon which the Bankruptcy Court enters an order with respect to any Administrative Claim or (b) upon such other terms as the holder of the Administrative Claim may accept.

        2.2    PRIORITY TAX CLAIMS.

               (a) Except as set forth in subsection (b) below, each holder of an Allowed Priority Tax Claim shall receive at the option of the Debtor
(i) the amount of the holder's Allowed Claim in one Cash payment on the Distribution Date or (ii) the amount of the holder's Allowed Claim, with interest thereon, as the Bankruptcy Code requires, in equal annual Cash payments on each anniversary of the Distribution Date, until the last anniversary of the Distribution Date that precedes the sixth anniversary of the date of assessment of the Allowed Claim.

               (b) A Priority Tax Claim that is a Contested Claim shall neither receive any distribution on the Effective Date nor be discharged by the confirmation of this Plan, but instead shall be resolved by the Debtor via litigation or other means appropriate to the character of the Priority Tax Claim and satisfied by the Reorganized Debtor upon its resolution.

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                               ARTICLE III

                        CLASSIFICATION OF CLAIMS

        Claims and Equity Interests in the Debtor are classified as follows:

        3.1    CLASS 1.  Class 1 shall contain all Priority Non-Tax Claims.

        3.2 CLASS 2. Class 2 shall contain the claim of Foothill arising out of the Working Capital Facility.

        3.3    CLASS 3.  Class 3 shall contain all Completion Bond Claims.

        3.4    CLASS 4.  Class 4 shall contain all Convenience Claims.

        3.5    CLASS 5.  Class 5 shall contain the PBGC Claim.

        3.6 CLASS 6. Class 6 shall contain all Unsecured Claims not specifically classified in other Classes.

        3.7    CLASS 7.  Class 7 shall contain the Old Preferred Stock.

        3.8    CLASS 8.  Class 8 shall contain the Old Common Stock.

                               ARTICLE IV

                   IDENTIFICATION OF IMPAIRED CLASSES OF
                        CLAIMS AND EQUITY INTERESTS

        4.1 UNIMPAIRED CLASSES OF CLAIMS. Classes 1 and 3 are not impaired under this Plan.

        4.2 IMPAIRED CLASSES OF CLAIMS AND EQUITY INTERESTS. With the exception of the unimpaired Classes specified in Section 4.1 of this Plan, all Classes of Claims and all Equity Interests are impaired under this Plan.

        4.3 IMPAIRMENT CONTROVERSIES. If a controversy arises as to whether any Class of Claims or Equity Interests is impaired under this Plan, the Bankruptcy Court shall, after notice and a hearing, determine the controversy.

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                                 ARTICLE V

                        PROVISIONS FOR TREATMENT OF
                      CLASSIFIED CLAIMS AND INTERESTS

        5.1 CLASS 1 - PRIORITY NON-TAX CLAIMS. Each holder of an Allowed Priority Non-Tax Claim shall receive the amount of its Allowed Claim in one Cash payment on the Distribution Date. The Pro Rata share of Cash allocable to holders of Priority Non-Tax Claims that are Contested Claims shall be distributed to the Contested Claim Reserve pursuant to Sections 7.2 and 7.3 of this Plan.

        5.2 CLASS 2 - WORKING CAPITAL FACILITY. The Secured Claim of Foothill arising out of the Working Capital Facility shall be satisfied by the Exit Financing Provider, which shall succeed to the interest of Foothill's Secured Claim. The terms and conditions on which the Exit Financing Provider shall satisfy Foothill's Secured Claim shall be negotiated and disclosed to the Bankruptcy Court not later than ten (10) days prior to the date set for hearing of confirmation of this Plan and shall be such as to be satisfactory in form and substance to the holders of a majority in amount of the Note Claims. Any Deficiency Amount arising on account of the Secured Claim of Foothill shall be deemed zero and shall receive no distribution under this Plan as an Unsecured Claim or otherwise, other than as set forth above.

        5.3 CLASS 3 - COMPLETION BOND CLAIMS. The Completion Bond Claims shall be unimpaired.

        5.4    CLASS 4 - CONVENIENCE CLAIMS.

               (a) DISTRIBUTIONS. On the Distribution Date, each holder of an Allowed Convenience Claim shall receive a payment in Cash equal to the lesser of (i) 50% of its Allowed Convenience Claim or (ii) its pro rata share of $650,000. A payment of Cash equal to the same percentage of each Convenience Claim that is a Contested Claim shall be distributed to the Contested Claim Reserve pursuant to Sections 7.2 and 7.3 of this Plan.

               (b) TIME AND MANNER OF ELECTION. Any holder of an Allowed Unsecured Claim other than a Note Claim that desires treatment of its Claim as a Convenience Claim in accordance with Section 6.3 of this Plan shall make the election on the ballot to be provided to holders of Unsecured Claims and return the ballot before the Plan Ballot Deadline. Any election made after the Plan

                                    13

Ballot Deadline shall not be binding unless the Plan Ballot Deadline is expressly waived in writing by the Debtor.

        5.5 CLASS 5 - PBGC CLAIM. The PBGC Claim shall be satisfied by settlement with the PBGC on terms and conditions agreed to between the Debtor and holders of a majority in amount of the Note Claims; provided, however, that if no settlement is reached, the Allowed Unsecured Claims of the PBGC shall be treated as a Class 6 Claim.

        5.6 CLASS 6 - OTHER UNSECURED CLAIMS. As soon as practicable after the Effective Date, but in no event more than twenty (20) Business Days thereafter, each holder of an Allowed Unsecured Claim shall receive pursuant to the provisions of Article VII of this Plan its Pro Rata share of the New Preferred Stock and New Common Stock issued under this Plan. The Pro Rata share of New Preferred Stock and New Common Stock allocable to holders of Unsecured Claims that are Contested Claims shall be distributed to the Contested Claim Reserve pursuant to Sections 7.2 and 7.3 of this Plan.

        5.7 CLASS 7 - OLD PREFERRED STOCK. No distributions shall be made on account of the Old Preferred Stock. All of the Old
Preferred Stock shall be cancelled as of the Effective Date.

        5.8 CLASS 8 - OLD COMMON STOCK. The existing holders of Old Common Stock who execute and return the Release as described in Section 7.4 of this Plan shall retain their Old Common Stock under this Plan, subject to the four-for-one reverse stock split provided for in the Restated Charter, and then subject to dilution by the issuance of the New Common Stock under this Plan and potentially subject to dilution by Allowed Subordinated
Claims. All other shares of Old Common Stock shall be cancelled as of the Effective Date. All options to purchase Old Common Stock or New Common
Stock in the Debtor shall be cancelled as of the Effective Date.

                               ARTICLE VI

                      ACCEPTANCE OR REJECTION OF PLAN
                        AND ELECTIONS ON BALLOTS

        6.1 CLASSES ENTITLED TO VOTE. Each impaired Class of Claims shall be entitled to vote separately to accept or reject this Plan. Any unimpaired Class of Claims shall not be entitled to vote to accept or reject this Plan.

                                    14

        6.2 CLASS ACCEPTANCE REQUIREMENT. Whether a Class of Claims or Equity Interests has accepted this Plan shall be determined in accordance with section 1126 of the Bankruptcy Code.

        6.3 UNSECURED CLAIM REDUCTION ELECTION. By voting to accept this Plan, and marking the ballot in the space provided for electing the treatment, the holder of an Allowed Unsecured Claim other than a Note Claim may elect to reduce the amount of the holder's Allowed Claim to $5,000 and receive treatment as an Allowed Convenience Claim having a value of $5,000 on the terms provided in this Plan. Such an election shall constitute a waiver of the amount of the Allowed Unsecured Claim in excess of $5,000, and the holder of the Allowed Claim shall be deemed to release the Debtor from any and all liability for the excess amount. The holder of an Allowed Convenience Claim that elects to reduce the amount of its Allowed Claim shall be deemed the holder of an Allowed Convenience Claim for classification, voting, or other purposes under this Plan.

                                ARTICLE VII

                        MEANS FOR IMPLEMENTATION OF
                         PLAN OF REORGANIZATION

        7.1 CASH PAYMENTS ON THE EFFECTIVE DATE. Payments of Cash to holders of Administrative Claims, Priority Tax Claims, Priority Non-Tax Claims, and Convenience Claims as set forth in Article V shall be made on the Effective Date.

        7.2 CONTESTED CLAIM RESERVE. As soon as practicable after the Effective Date, but in no event more than twenty (20) Business Days thereafter, the Contested Claim Reserve shall be established and funded with an amount of Cash, New Preferred Stock, and New Common Stock allocable to the Pro Rata share of each Contested Claim Amount in relation to the total Claims in any Class.

        7.3 NEW PREFERRED STOCK. A total of 1,133,333 shares of New Preferred Stock shall be issued as soon as practicable after the Effective Date, but in no event more than twenty (20) Business Days thereafter; PROVIDED, HOWEVER, that if the aggregate Unsecured Claims other than the Note Claims exceed $5 million, the total number of shares of New Preferred Stock to be issued shall be increased such that the aggregate liquidation preference is increased by 80% of the amount by which the aggregate Unsecured Claims other than Note Claims exceed $5 million; and PROVIDED, FURTHER, that if holders of

                                    15

the Note Claims elect to serve as the Exit Financing Providers as provided in Section 8.2 of this Plan, additional shares of New Preferred Stock shall be issued to them as provided in that section. The New Preferred Stock shall be delivered to the Transfer Agent for further distribution pro rata to the holders of Unsecured Claims. The New Preferred Stock shall have the rights, powers, privileges, and preferences set forth in the Restated Charter; PROVIDED, HOWEVER, that if any person or group (as those terms are defined in Rule 13d promulgated under the Securities Exchange Act of 1934, as amended) shall become the owner (whether pursuant to a stock purchase, merger, consolidation, other business combination, or otherwise) of a majority of the outstanding common stock of the Debtor after the Petition Date and before the issuance of the New Preferred Stock, then the holders of the New Preferred Stock shall have the right to cause the Reorganized Debtor to redeem the New Preferred Stock in accordance with Section 3(c) of the Restated Charter immediately upon issuance of the New Preferred Stock. The New Preferred Stock shall bear no restrictive legends of any kind.

        7.4 NEW COMMON STOCK. As soon as practicable after the Effective Date, but in no event more than ten (10) Business Days thereafter, the Debtor shall effectuate a reverse split of Old Common Stock as set forth in the Restated Charter. A number of shares of New Common Stock equal to three
(3) times the number of shares of Old Common Stock outstanding after the reverse split shall then be issued pro rata to the holders of Unsecured Claims. The New Common Stock shall be of the same class as the Old Common Stock and have the same rights, powers, and privileges pertaining thereto. The New Common Stock shall be delivered to the Transfer Agent for further distribution pro rata to the holders of Unsecured Claims. Holders of Old Common Stock shall receive a form of Release of Claims releasing all claims they may have against the Debtor and its current and former officers and members of the Board of Directors of the Debtor for acts, omissions, or conduct arising out of or related to the business of the Debtor or the Chapter 11 Case (the "Release"). The Debtor shall not cancel the shares of Old Common Stock held by Holders of Old Common Stock who execute the Release and return it to the Debtor within thirty (30) days of receipt pursuant to the instructions set forth on the Release; however, all other shares of Old Common Stock shall be cancelled. The Debtor shall use its best efforts to establish and/or maintain the listing of the New Common Stock and the Old Common Stock on the New York Stock Exchange. The New Common Stock shall bear no restrictive legends of any kind.

        7.5 RESTATED CHARTER. On the Effective Date, the Debtor's corporate charter shall be amended as provided in the Restated Charter.

                                    16

        7.6 BOARD OF DIRECTORS. The Board of Directors of the Reorganized Debtor shall be reconstituted on the Effective Date in a manner consistent with the Restated Charter and acceptable to the holders of a majority in amount of the Note Claims.

        7.7 RECORD DATE FOR HOLDERS OF NOTE CLAIMS. The record date for purposes of distributing New Preferred Stock and New Common Stock to holders of Unsecured Claims under this Plan shall be the close of business on the Effective Date.

        7.8 CANCELLATION OF NOTE CLAIMS. As of the Distribution Date, the instruments that previously evidenced ownership of the Note Claims and the rights of the holders of the Note Claims shall be canceled and shall be null and void, the holders thereof shall have no further rights thereunder, and the instruments shall evidence no rights except the right to receive the distributions provided herein.

        7.9    SURRENDER OF INSTRUMENTS REPRESENTING NOTE CLAIMS.

               (a) No holder of a Note Claim shall be entitled to distributions from under this Plan, unless and until the holder either

               (i) has first surrendered or caused to be surrendered to the Transfer Agent the original instruments evidencing the Note Claim held by it or,

               (ii) if the instruments have been lost, destroyed, stolen or mutilated, has first executed and delivered to the Transfer Agent an affidavit of loss and indemnity with respect thereto in form customarily utilized for such purposes that is reasonably satisfactory to the Reorganized Debtor and, if requested by the Reorganized Debtor, has first furnished a bond in form, substance, and amount reasonably satisfactory to the Reorganized Debtor; PROVIDED, HOWEVER, that no affidavit of loss and indemnity shall be required in respect of Note Claims held by any institutional investor whose stockholders' equity or net assets exceed $100 million.

               (b) In accordance with section 1143 of the Bankruptcy Code, any holder of a Note Claim that fails to surrender its instruments or deliver an affidavit of loss and indemnity as provided herein within five
(5) years from and after the Distribution Date shall be deemed to have forfeited all rights and claims and shall not participate in any distribution on account of the Note Claims hereunder.

                                    17

               (c) Upon the expiration of the five (5) year period referenced in subsection (b) above, all Note Claims shall be voided; any New Preferred Stock or New Common Stock then held by the Reorganized Debtor and available for distribution in respect of the Note Claims shall be distributed Pro Rata to the members of the Class 6 other than the holders of Note Claims referenced in subsection (b) above.

        7.10   DISTRIBUTION OF NEW PREFERRED STOCK AND NEW COMMON STOCK.

               (a) New Preferred Stock and New Common Stock shall be distributed to holders of Unsecured Claims other than Note Claims as soon as practicable after the Effective Date, but in no event more than twenty
(20) Business Days thereafter.

               (b) New Preferred Stock and New Common Stock shall be distributed to holders of Note Claims as soon as practicable after the surrender or delivery of the original instruments evidencing the applicable Note claim or an affidavit of loss and indemnity and the furnishing of any bond requested by the Debtor, as provided in Section 7.9 of this Plan.

               (c) Each holder of New Preferred Stock and New Common Stock shall have recorded in the books of the Reorganized Debtor in exchange for its Unsecured Claim or Old Common Stock, as the case may be, the number of New Preferred Stock or New Common Stock to which it is entitled.

        7.11 MEANS OF CASH PAYMENT. Cash payments made pursuant to this Plan shall be in United States funds, by check drawn on a domestic bank, or by wire transfer from a domestic bank.

        7.12   DELIVERY OF DISTRIBUTIONS.

               (a) Distributions and deliveries to holders of Allowed Claims and Equity Interests shall be made at the addresses set forth on the proofs of claim or proofs of interest filed by the holders (or at the last known addresses of the holders if no proof of claim or proof of interest is filed or if the Debtor has been notified of a change of address), or in the case of holders of Allowed Note Claims, shall be made at the addresses contained in the records of the Debtor.

               (b) If any holder's distribution is returned as undeliverable, no further distributions to the holder shall be made unless and until the Debtor or the Transfer Agent, as the case may be, is notified of the holder's then current address, at which time all missed distributions shall be made to the holder without interest.

                                    18

               (c) Amounts in respect of undeliverable distributions made by the Debtor or the Transfer Agent shall be returned to the Debtor or the Transfer Agent, as the case may be, until the distributions are claimed.

               (d) All claims for undeliverable distributions shall be made on or before the fifth anniversary of the Distribution Date, after which time all unclaimed property shall be treated under section 347(b) of the Bankruptcy Code, and then all Claims against the Debtor or the Reorganized Debtor shall be discharged and forever barred.

        7.13 DISTRIBUTIONS FROM CONTESTED CLAIM RESERVE. All Cash, New Preferred Stock, and New Common Stock held in the Contested Claim Reserve shall be distributed as follows.

               (a) On the date that all or part of any Contested Claim is Allowed, the Reorganized Debtor shall withdraw from the Contested Claim Reserve an amount of Cash, or a number of shares of New Preferred Stock and New Common Stock, allocable to the portion of the Contested Claim that has been Allowed.

               (b) On the date that all or part of any Contested Claim is Disallowed, any New Preferred Stock and New Common Stock corresponding to the Disallowed portion shall be cancelled, and any Cash corresponding to the Disallowed portion shall be released from the Contested Claim Reserve and retained by the Reorganized Debtor.

        7.14 ALLOCATION OF DISTRIBUTIONS. All consideration distributed under the Plan to a holder of an Allowed Note Claim shall be allocated first to the principal balance of the Allowed Note Claim and then, to the extent the consideration exceeds the amount of that principal balance, shall be allocated next to the accrued but unpaid interest that is included in the Allowed Note Claim.

        7.15   TIME BAR TO CASH PAYMENTS.

               (a) Checks issued by the Reorganized Debtor in respect of Administrative Claims, Priority Non-Tax Claims, Priority Tax Claims, and Convenience Claims shall be null and void if not cashed within ninety days of the date of issuance thereof.

                                    19

               (b) Requests for reissuance of any check shall be made directly to the Reorganized Debtor by the holder of the Allowed Claim with respect to which the check originally was issued.

               (c) Any Claim in respect of such a voided check shall be made on or before the later of the fifth anniversary of the Distribution Date or ninety days after the date of issuance of the check, after which time all Claims in respect of void checks shall be discharged and forever barred, and the funds or distributions shall be distributed pro rata to holders of Unsecured Claims unless the Reorganized Debtor elects to deposit them with the clerk of the Bankruptcy Court under section 347 of the Bankruptcy Code because the expense of redistribution is impracticable.

        7.16 VESTING OF ASSETS. As of the Effective Date, all property of the Debtor shall vest in the Reorganized Debtor free and clear of all Claims and Equity Interests, except as specifically provided in this Plan.

        7.17 EFFECTUATING DOCUMENTS. Prior to the conclusion of the Confirmation Hearing, the Debtor shall file the Plan Documents with the

Bankruptcy Court.

        7.18 AVOIDANCE ACTIONS. Avoidance Actions belonging to the Debtor shall vest in the Reorganized Debtor and be retained and litigated thereby as deemed appropriate by the Reorganized Debtor.

        7.19 ALLOWANCE OF NOTE CLAIMS. The entry of the Confirmation Order shall be deemed a finding and determination by this Court that each of the Note Claims which is not a Subordinated Claim is an Allowed Claim that is not subject to any counterclaim, offset, right of recoupment, or other reduction or alteration.

        7.20 INDEMNITY INSURANCE. The Debtor shall use its best efforts to maintain its Indemnification Policies from and after the Effective Date, to the extent available at a reasonable cost, to cover Indemnification Obligations arising on, after, or before the Effective Date. The Debtor's officers and directors shall have no Claims against the Debtor for Indemnification Obligations arising on or before the Effective Date, but instead shall be restricted to their rights to assert claims under the Indemnification Policies; PROVIDED, HOWEVER, that Indemnification Claims arising out of indemnifiable liability in connection with any Shareholder Derivative Action shall constitute an Administrative Claim against the Debtor; provided further, however, that recovery under any such Administrative Claim shall be limited to (a) the proceeds of the Indemnification Policies received by the Debtor and (b) any recovery obtained by the Debtor as a result of any Shareholder Derivative Action. Therefore, the cost of any

                                    20

Indemnification Claim shall be borne either by Debtor's Indemnification Policies or by the Debtor's applying any recovery from shareholder derivative litigation to cancel the associated Indemnification Obligation.

        In the event the Debtor does not maintain the Indemnification Policies, the Debtor shall institute an escrow arrangement to fund the Indemnification Obligations, which shall be funded in an amount to be agreed upon by the Debtor and the holders of a majority in amount of the Note Claims, solely from the proceeds, if any, from the Shareholder Derivative Action.

                              ARTICLE VIII

                   CONDITIONS TO CONSUMMATION OF PLAN

        8.1 RELEASE OF DATAPOINT OPTION. It shall be a condition to the consummation of this Plan on the Effective Date that the Option Release Agreement shall have been approved by the Bankruptcy Court and executed and delivered to the Debtor on or before the Effective Date. If the Option Release Agreement has not been approved by the Bankruptcy Court by the Confirmation Date, entry of the Confirmation Order shall constitute the Bankruptcy Court's approval of the Option Release Agreement. Under the Option Release Agreement, on the Effective Date, the Debtor shall transfer 2,400,000 shares of the Datapoint Common Stock to Datapoint, in exchange for which Datapoint shall transfer to the Debtor all of the Old Preferred Stock owned by Datapoint and release all of its rights thereunder. In addition, Datapoint shall release the Datapoint Option and any other rights under the Datapoint Option Agreement, and there shall be no further restrictions on the Debtor's right and power to sell or issue the remaining 300,000 shares of the Datapoint Common Stock to any person.

        8.2 EXIT FINANCING. It shall be a condition to the consummation of this Plan on the Effective Date that the Debtor shall have obtained a firm commitment for a working capital facility from the Exit Financing Provider on terms and conditions satisfactory to the holders of a majority in amount of the Note Claims; PROVIDED, HOWEVER, that if no firm commitment has been obtained from an Exit Financing Provider by the Effective Date, the holders of a majority in amount of the Note Claims shall have the option, but not the obligation, to extend to the Debtor a working capital facility of up to $10 million, on terms and conditions no less favorable to the holders of Note Claims extending the facility than those that were offered by the Debtor to other potential Exit Financing Providers, in addition to which, the holders of Note Claims extending the working capital facility shall be entitled to a loan commitment fee equal to 5% of the

                                    21

principal amount advanced, payable in the form of additional New Preferred
Stock.

        8.3 RESALES OF NEW PREFERRED STOCK AND NEW COMMON STOCK. Entry of the Confirmation Order shall constitute a finding and determination by the Bankruptcy Court that the issuance of the New Preferred Stock and New
Common Stock under this Plan is entitled to exemption from the securities laws under Bankruptcy Code section 1145. It shall be a condition to the consummation of this plan that the Debtor shall have executed and delivered the Registration Rights Agreement to the holders of a majority in amount of the Note Claims.

                               ARTICLE IX

                              TREATMENT OF
                EXECUTORY CONTRACTS AND UNEXPIRED LEASES

        9.1 REJECTED IF NOT ASSUMED. This Plan shall be deemed to constitute and incorporate a motion by the Debtor to reject all executory contracts and unexpired leases to which the Debtor is a party or is otherwise bound, except for the contracts and leases that (a) have been assumed or rejected pursuant to an order of the Bankruptcy Court, (b) are specifically treated otherwise in this Plan, or (c) are the subject of a motion to assume that is pending before the Bankruptcy Court on the Confirmation Date. The Confirmation Order shall represent and reflect an order of the Bankruptcy Court approving the assumptions or rejections as of the Confirmation Date, unless otherwise provided in this Section 9.1.

        9.2 BAR TO REJECTION DAMAGES. If the rejection of an executory contract or unexpired lease by the Debtor results in damages to the other party or parties to the contracts or leases, a Claim for the damages, if not evidenced by a filed proof of claim as of the Effective Date, shall be forever barred and shall not be enforceable against the Debtor, its successors, or its properties unless a proof of claim is filed with the Bankruptcy Court and served upon the Debtor or the Reorganized Debtor by thirty days after entry of the Confirmation Order or by such earlier date as may be fixed by an order of the Bankruptcy Court authorizing rejection of the contract or lease.

        9.3 EMPLOYEE AGREEMENTS. Each Employee Agreement shall be rejected, and any claim for damages for the breach or termination under the Employee Agreement shall be treated as an Unsecured Claim subject to any applicable limitations under the Bankruptcy Code, except as follows:

                                    22

               (a) The Reorganized Debtor shall assume modified Employee Agreements as of the Confirmation Date with Mark S. Helwege and Philip D. Freeman in substantially the forms attached to this Plan as Exhibits "E" and "F", which must be in a form and of a substance satisfactory to the holders of a majority in amount of the Note Claims. These modified agreements shall reflect no material modifications other than a revised bonus compensation plan and a revised stock option plan, to provide for release of any claims against the Debtor under this Plan or otherwise. Mr. Helwege and Mr. Freeman shall have no Claim against the Debtor except as specifically set forth in the modified Employee Agreements, other than any claim they may have by virtue of any indemnification rights. The Debtor shall also release any claims and causes of action against Mr. Helwege and/or Mr. Freeman.

               (b) The Reorganized Debtor shall assume a modified Employee Agreement as of the Confirmation Date with Asher B. Edelman which must be in a form and of a substance satisfactory to the holders of a majority in amount of the Note Claims. This modified agreement shall provide only for a severance benefit payable over 24 months in equal monthly installments of $15,000, for a total of $360,000; and for release of any claims against the Debtor under this Plan or otherwise. Mr. Edelman shall have no Claim against the Debtor except as specifically set forth in the modified Employee Agreement, other than any claim he may have by virtue of any indemnification rights. The Debtor shall also release any claims and causes of action against Mr. Edelman.

       9.4 ASSUMPTION OF SPECIFIED CONTRACTS. Entry of the Confirmation Order shall constitute authorization of the Bankruptcy Court to the Debtor to assume the Assumed Contracts.

       9.5 CLAIMS RELATING TO DIRECTORS. At their election and except as otherwise provided herein, members of the Board of Directors may enter into mutual release(s) with the Debtor, releasing any and all claims and/or causes of action, save and except any claim by a member of the Board of Directors by virtue of any indemnification right.

                                    23

                                 ARTICLE X

                   PROCEDURES FOR RESOLVING AND TREATING
                            CONTESTED CLAIMS

        10.1 OBJECTION DEADLINE. As soon as practicable, but in no event later than ninety (90) days following the Effective Date, the Reorganized Debtor shall file Objections to Claims with the Bankruptcy Court and serve copies of the Objections upon the holders of each of the Claims to which Objections are made. This Section 10.1 shall not limit the Reorganized Debtor's right to object to Claims, if any, filed or amended more than ninety (90) days after the Effective Date.

        10.2 PROSECUTION OF OBJECTIONS. The Reorganized Debtor shall litigate to judgment, settle, or withdraw Objections to Contested Claims.

        10.3 NO DISTRIBUTIONS PENDING ALLOWANCE. Notwithstanding any other provision of this Plan, no payments or distributions shall be made to the holder of a Contested Claim to which an Objection has been interposed unless and until the Contested Claim has been Allowed.

        10.4 TIME FOR FILING ADMINISTRATIVE CLAIMS. Administrative Claims against the Debtor must be filed no later than thirty (30) days after the Effective Date.

        10.5 TIME FOR FILING OF REIMBURSEMENT CLAIMS. Claims seeking reimbursement and/or approval of fees and expenses incurred by Foothill or any other holder of a Secured Claim must be filed no later than thirty (30) days after the Effective Date.

                               ARTICLE XI

                    CREDITORS' COMMITTEE AND COUNSEL

        11.1 DISSOLUTION OF THE CREDITORS' COMMITTEE. Any Creditors' Committee shall be dissolved as of the Effective Date.

                                    24

                                ARTICLE XII

                        MISCELLANEOUS PROVISIONS

        12.1 COMPLIANCE WITH TAX REQUIREMENTS. In connection with this Plan, the Reorganized Debtor shall comply with all withholding and reporting requirements imposed by federal, state, local, and foreign taxing authorities and all distributions hereunder shall be subject to the withholding and reporting requirements.

        12.2 COMPLIANCE WITH ALL APPLICABLE LAWS. If notified by any governmental authority that it is in violation of any applicable law, rule, regulation, or order of the governmental authority relating to its business, the Reorganized Debtor shall comply with the law, rule, regulation, or order; PROVIDED, HOWEVER, that nothing contained herein shall require such compliance if the legality or applicability of the requirement is being contested in good faith in appropriate proceedings and, if appropriate, for which an adequate reserve has been set aside on the books of the Reorganized Debtor.

        12.3 SETOFFS. Except as otherwise provided in this Plan, the Reorganized Debtor may, but shall not be required to, set off against any Claim and the payments or other distributions to be made pursuant to this Plan in respect of the Claim, claims of any nature whatsoever the estate may have against the holder of the Claim, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Reorganized Debtor of any Claim that the estate may have against the holder; PROVIDED, HOWEVER, the Reorganized Debtor will not seek to set off any obligation that is not yet due.

        12.4 MAINTENANCE OF CAUSES OF ACTION. From and after the Effective Date, the Reorganized Debtor may litigate any Avoidance Action or any other causes of action, rights to payments, or claims that belong to the estate, that may be pending on the Effective Date or instituted by the Reorganized Debtor after the Effective Date.

        12.5 REQUEST FOR CRAMDOWN UNDER SECTION 1129(B) OF THE BANKRUPTCY CODE. This Plan shall be deemed a request for cramdown under section
1129(b) of the Bankruptcy Code of any other Class or Classes entitled to vote that do not accept this Plan under section 1126 of the Bankruptcy
Code.

                                    25


                              ARTICLE XIII

                          CONSUMMATION OF PLAN

        13.1 RETENTION OF JURISDICTION. The Bankruptcy Court shall retain and have exclusive jurisdiction over the Chapter 11 Case for the following purposes, except to the extent the Bankruptcy Court elects to retain concurrent jurisdiction or decides to relinquish jurisdiction:

               (a) To determine any and all required applications for allowances of compensation and reimbursement of expenses and any other fees and expenses authorized to be paid or reimbursed under the Bankruptcy Code or this Plan;

               (b) To determine any applications pending on the Effective Date for the rejection or assumption of executory contracts or unexpired leases or for the assumption and assignment, as the case may be, of executory contracts or unexpired leases to which the Debtor is a party or with respect to which the Debtor may be liable, and to hear and determine, and if need be to liquidate, any and all claims arising therefrom;

               (c) To determine any and all applications, adversary proceedings, and contested or litigated matters that may be pending on the Effective Date;

               (d) To consider any modifications of this Plan, remedy any defect or omission or reconcile any inconsistency in any order of the Bankruptcy Court, including the Confirmation Order, to the extent authorized by the Bankruptcy Code;

               (e) To determine all controversies, suits, and disputes that may arise in connection with the interpretation, enforcement, or consummation of this Plan or any person's obligations under this Plan;

               (f) To issue such orders in aid of execution of this Plan to the extent authorized by section 1142 of the Bankruptcy Code; and

               (g) To determine such other matters as may be set forth in the Confirmation Order or which may arise in connection with this Plan or the Confirmation Order.

                                    26


        13.2 MODIFICATION OF PLAN. Modifications of this Plan (including the Plan Documents) may be proposed in writing by the Debtor at any time before confirmation, provided that the Plan, as modified, (a) is in form and substance satisfactory to holders of a majority in amount of the Note Claims, and (b) meets the requirements of sections 1122 and 1123 of the Bankruptcy Code, and the Debtor shall have complied with section 1125 of the Bankruptcy Code. This Plan may be modified at any time after confirmation and before its substantial consummation, provided that the Plan, as modified, meets the requirements of sections 1122 and 1123 of the Bankruptcy Code and the Bankruptcy Court, after notice and a hearing, confirms the Plan, as modified, under section 1129 of the Bankruptcy Code, and the circumstances warrant the modification. A holder of a Claim or Equity Interest that has accepted or rejected this Plan shall be deemed to have accepted or rejected this Plan as modified, unless, within the time fixed by the Bankruptcy Court, the holder changes its previous acceptance or rejection.

Dated:  San Antonio, Texas
        October 12, 1994

                                     Respectfully submitted,

                                     INTELOGIC TRACE, INC., Debtor

                                     By:  PHILIP D. FREEMAN,
                                          Senior Vice President,
                                          General Counsel and Secretary

                                    27